PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 6, 2009	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 FIRST QUARTER 2009 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its results today for the first quarter of 2009.  Highlights include:

•
Net income to common shareholders for the first quarter 2009 of $2.1 million, or $0.18 per basic and diluted common share, versus $4.3 million, or $0.36 per basic and $0.32 per diluted common share, for the same period in 2008;

•
Sequential increase in net interest income to $5.0 million in the first quarter of 2009 from $2.8 million in the fourth quarter of 2008 as a result of increasing Agency MBS portfolio and lower borrowing costs;

•	Increase in net interest spread on Agency MBS portfolio to 3.35% for the first quarter of 2009 versus 1.40% for the fourth quarter of 2008;
•	Increase in overall net interest spread to 2.82% for the first quarter of 2009 versus a 1.18% net interest spread for the comparable quarter in 2008 and 1.38% for the fourth quarter of 2008;
•	Book value per share of $8.36 at March 31, 2009 versus $8.07 at December 31, 2008;
•	Increase in investment portfolio of $131.7 million from $573.8 million at December 31, 2008, to $705.5 million at March 31, 2009;
•
Agency MBS portfolio at March 31, 2009 of $450.8 million versus $311.6 million at December 31, 2008, comprised principally of seasoned, short-duration hybrid ARMs with an average of 25 months to reset; and

•
Aggregate balance sheet at March 31, 2009 is conservatively leveraged at just over four times equity capital and Agency MBS target leverage of seven times capital allocated to this investment strategy.

The Company has scheduled a conference call for Thursday, May 7, 2009 at 11:00 a.m. ET, to discuss first quarter results.  The call may be accessed by dialing 1-866-700-7173 (Passcode: 80005330) and will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Thomas Akin, Chairman and Chief Executive Officer, stated, “This quarter was a very solid quarter for us.  Net interest income sequentially increased by 78%, to $5.0 million for the first quarter of 2009 from $2.8 million in the fourth quarter of 2008. Our overall net interest spread for the first quarter was 2.82% versus 1.38% for the fourth quarter of 2008, driven by the increase in our net interest spread on the Agency MBS portfolio to 3.35% versus 1.40% for the fourth quarter of 2008.  We continued to grow our Agency MBS portfolio which stands at $451 million at March 31, 2009.  And, finally, we increased book value to $8.36 per share and paid a dividend of $0.23 to our common shareholders.  We  did experience non-cash charges in seasoned CMBS investments owned by the Company’s joint venture amounting to a net negative $343 thousand. These non-cash adjustments resulted from changes in market expectations of the credit performance of commercial real estate. Our CMBS portfolio continues to generate cash flows in line with our expectations.”

Mr. Akin continued, “At March 31, 2009, we had approximately $63 million of our capital allocated to our Agency MBS positions.  We continue to find attractive opportunities to invest in shorter-duration hybrid Agency ARMs at reasonable prices and excellent spreads to funding costs.  To date our prepayment experience has been more modest than markets have predicted for Agency MBS, attributable in part to the economic environment and in part to our Agency MBS positions consisting of a sizable amount of interest-only loans.  Financing costs have continued to decline and are currently well below 1.0% on average.  Although we expect financing costs to remain at low levels until the U.S. economy improves, we may selectively add interest-rate swaps to synthetically extend our financing maturities and shorten the net duration on our capital invested in Agency MBS.  In addition, overall credit conditions have improved, as we have been able to secure repurchase agreement financing for several of our non-Agency investments.”

Mr. Akin concluded, “Our investment portfolio is now positioned to maintain our current level of net interest income given current prepayment and financing cost expectations. While overall leverage remains quite low at four times our equity capital, it provides us with great flexibility to increase our investment portfolio as market conditions permit.  Several new programs initiated by the U.S. Treasury and Federal Reserve, including the Term Asset-Backed Securities Lending Facility (TALF) and Public-Private Investment Program (PPIP), may benefit our non-Agency investments in which a substantial portion of our capital is still invested.  In addition, our well seasoned non-Agency investments contain several unique features due to their seasoning and structure that may provide opportunities to monetize their value through these government programs.  As an example, this month we are redeeming a $16 million securitization financing bond collateralized by securitized commercial mortgage loans with a 6.65% coupon that has a guaranty of payment from Fannie Mae at an expected leveraged return on our capital of just over 20%. Our focus remains on a long term strategy that invests capital in a measured fashion to protect shareholders’ capital.  Our annual meeting is next week in Richmond, and we hope that many of our shareholders can attend the meeting in person and hear our plans for the continued growth of the Company.  For those not able to attend, we will post the presentation materials on our website.”

Discussion of Quarterly Results

At March 31, 2009, the Company’s Agency MBS portfolio had a par balance of $438.9 million, a net amortized cost basis of $446.4 million, or 101.7% of par, and had a fair value of $450.8 million.  Included in the portfolio as of that date were hybrid ARM MBS (securities which have a remaining fixed period of interest greater than 12 months) of $347.4 million and ARM MBS (securities which reset within the next 12 months) of $103.4 million.  The weighted average coupon was 5.15%, and the weighted average period to reset was 25 months.  The constant prepayment rate, or CPR, during the quarter was approximately 14.8%.  The Agency MBS portfolio was financed with $387.6 million in repurchase agreements with original terms to maturity between 30 and 90 days.  During the first quarter of 2009, the effective interest rate on Agency MBS was 4.47% and the cost of repurchase agreement financing was 1.12%.

At March 31, 2009, the Company’s securitized mortgage loans consisted of $169.9 million of commercial mortgage loans held by two securitization trusts and $69.0 million of single-family mortgage loans held by one securitization trust.  These loans were originated by the Company, and the weighted average loan age was between 13 and 15 years.  Loans delinquent by 30 or more days at March 31, 2009 were $8.7 million, $1.6 million of which have pool insurance covering any potential loss, and $2.9 million of which the borrower continues to make payments on the loan despite the delinquency.  The Company’s allowance for loan losses was $3.8 million at March 31, 2009.   Since the beginning of 2008, the Company has incurred only $13 thousand in credit losses on these loans.

Investment in joint venture was $5.4 million at March 31, 2009 and consisted substantially of the Company’s proportionate ownership share of subordinated CMBS owned by the joint venture.  The CMBS are carried by the joint venture at estimated fair value, which approximated 26% of their face value, and had an effective yield of approximately 40% based on cash flows expected to be received on the CMBS.  The CMBS are collateralized by loans originated by the Company in 1997 and 1998.  The Company incurred a loss of $754 thousand on its investment in joint venture during the quarter due primarily to other-than-temporary impairment charges and negative fair value adjustments recorded by the joint venture on the CMBS that it owns.  These charges and valuation adjustments resulted primarily from increasing loss expectations on the CMBS bonds in sympathy with deteriorating performance expectations in the overall commercial real estate market.

Net income for the first quarter of 2009 was $3.1 million, or $0.18 per basic and diluted common share, versus $5.3 million, or $0.36 per basic and $0.32 per diluted common share, for the first quarter of 2008.  Net income for the 2008 period included several non-comparable items including realized gain on sales of investments in marketable equity securities of $2.1 million, equity in loss on joint venture of $2.3 million, and net positive SFAS No. 159 fair value adjustments of $4.2 million.

Net interest income for the quarter ended March 31, 2009 increased to $5.0 million versus $2.4 million for the same period last year as a result of improving net interest spreads and increased investment activity by the Company.  The net interest spread on all investments for the first quarter of 2009 was

2.82% versus 1.18% for the same period in 2008.  The overall yield on investments was 5.72% and the weighted average cost of funds was 2.90% for the first quarter of 2009 versus 8.18% and 7.00%, respectively, for the same period in 2008.  Average interest earning assets were $654.2 million in 2009 versus $301.1 million in 2008.

General and administrative expenses increased from $1.2 million in the first quarter of 2008 to $1.7 million for the first quarter of 2009.  Included in the 2009 general and administrative expenses are approximately $250 thousand of expenses that are timing related or are not expected to recur.  The Company expects general and administrative expenses to be approximately $1.5 million in the second quarter of 2009.

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Agency MBS:
Pledged to counterparties, at fair value	$415,360	$300,277
Unpledged, at fair value	35,440	11,299
	450,800	311,576

Securitized mortgage loans, net	238,838	243,827
Investment in joint venture	5,417	5,655
Other investments	10,450	12,735
	705,505	573,793

Cash and cash equivalents	21,841	27,309
Other assets	7,210	6,089
	$734,556	$607,191

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$403,145	$274,217
Securitization financing	174,337	178,165
Obligation under payment agreement	7,971	8,534
Other liabilities	5,166	5,866
	590,619	466,782

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	122	122
Additional paid-in capital	366,836	366,817
Accumulated other comprehensive income (loss)	228	(3,949)
Accumulated deficit	(264,998)	(264,330)
	143,937	140,409
	$734,556	$607,191

Book value per common share	$8.36	$8.07

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Interest income:
Investments	$9,472	$6,159
Cash and cash equivalents	5	324
	9,477	6,483
Interest expense	4,433	4,062
Net interest income	5,044	2,421

Provision for loan losses	(179)	(26)

Net interest income after provision for loan losses	4,865	2,395

Equity in loss of joint venture	(754)	(2,251)
Fair value adjustments, net	645	4,231
Gain on sale of investments	83	2,093
Other income	21	67
General and administrative expenses
Compensation and benefits	(883)	(495)
Other general and administrative expenses	(843)	(721)

Net income	3,134	5,319
Preferred stock dividends	(1,003)	(1,003)

Net income to common shareholders	$2,131	$4,316

Net income per common share
Basic	$0.18	$0.36
Diluted	$0.18	$0.32

Weighted average number of common shares outstanding:
Basic	12,169,762	12,156,877
Diluted	12,169,762	16,386,992